Exhibit 99.1

Rocket Companies Appoints Sarah Watterson as Independent Board Director

Watterson brings more than 15 years of executive leadership, investment and capital markets financial services experience to Rocket's Board of Directors.

DETROIT, August 17, 2026 – Rocket Companies (NYSE: RKT), the Detroit-based homeownership platform, today announced that Sarah Watterson has been appointed as an independent director to the Company's Board of Directors – increasing Rocket’s board to 10 members.

Watterson currently serves as President of 3 Star Sports & Entertainment, LLC, a platform that owns, invests in and operates businesses and assets across sports, media, real estate and adjacent ventures. She is also a Special Advisor of Brightline West, where she previously held the role of President and led the development of the nation’s first high-speed passenger rail – connecting Southern California and Las Vegas. She began her career at Goldman Sachs, working with publicly traded investments. Watterson then served as a Managing Director at Fortress Investment Group, where she evaluated and managed businesses across financial services, hospitality, real estate, transportation and lending – including mortgage origination and servicing. She has also held senior leadership roles including Chief Executive Officer and Head of Investor Relations, supporting businesses as they accessed public debt and equity capital.

“Sarah’s experience in capital markets will make her an important outside voice as we continue to grow and improve the homeownership experience,” said Dan Gilbert, Founder and Chairman of Rocket Companies. “Equally important, Sarah believes in Rocket’s culture and shares our passion for innovation. I look forward to working with her.”

Over the past year, Rocket expanded its homeownership business, to connect every stage of buying and owning a home. Through the acquisitions of Redfin and Mr. Cooper, a partnership with Compass International Holdings and investments in AI and data, Rocket is working to make homeownership simpler and more affordable.

“Rocket Companies has built a business that is changing how people achieve the American Dream. It’s a privilege to join the board at such an important moment in the Company’s growth,” said Watterson.

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About Rocket Companies

Founded in 1985, Rocket Companies (NYSE: RKT) is a Detroit-based homeownership platform including mortgage, real estate and personal finance businesses: Rocket Mortgage, Redfin, Rocket Close, Rocket Money and Rocket Loans.

With insights from more than 160 million calls with clients each year, 30 petabytes of data and a mission to Help Everyone Home, Rocket Companies is well positioned to be the destination for AI-fueled homeownership. Known for providing exceptional client experiences, J.D. Power has ranked Rocket Mortgage #1 in client satisfaction for primary mortgage origination and mortgage servicing a total of 23 times – the most of any mortgage lender.

For more information, please visit the Company's Corporate website or Investor Relations website.